UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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American Outdoor Brands Corporation

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Response to ISS Report on American Outdoor Brands Corporation

On September 7, 2018, ISS issued its Proxy Analysis & Benchmark Policy Voting Recommendation, or ISS Report, related to the annual meeting of stockholders of American Outdoor Brands Corporation. We are extremely disappointed in ISS’ recommendation that the shareholder proposal warrants shareholder support. That proposal would require us to issue a report on our gun safety measures and activities to mitigate harm associated with gun violence as well as the associated reputational risks to us. As explained more fully below, ISS’ recommendation is based on misinformation, a misunderstanding of how the firearms industry operates, and, most especially, a misplaced reliance on the true motives behind proponent’s proposal.

Proponent requests that we monitor violent events associated with our firearms and implies that such monitoring would somehow make our communities safer and reduce criminal behavior. As explained in our opposition statement in our definitive proxy statement and in additional proxy materials filed with the SEC, or opposition statements, such monitoring is not possible since our firearms are lawfully sold to federally licensed distributors, large retailers, and cooperative buying groups. We do not transfer our firearms to end-consumers and have no way of monitoring or impacting the criminal misuse of our firearms. According to ATF reported data, as of 2017, the average time elapsed from the first sale of a firearm to recovery in a crime was 9.30 years. We have no accurate or reliable means of tracing the chain of use, retail distribution, or ownership of any of our firearms after they are initially sold by us. Even Glass Lewis, in its Proxy Paper issued on September 4, 2018, recognized that it is “unreasonable to assume that the Company can monitor” violent events associated with our products “with any level of accuracy.” Moreover, even if we could monitor such criminal behavior, it would do nothing to reduce the societal misuse and criminal violence associated with the illegal use of firearms as proponent concedes in its exempt solicitation filed on August 22, 2018. Such monitoring, even if feasible, which it is not, would also do nothing to help “mitigate potential damage to the company’s reputation among law-abiding owners and other members of the public” as the ISS Report erroneously suggests without any support.

Proponent next proposes we report on our efforts to produce safer firearms and, in particular, so-called “smart gun” technology. ISS supports this proposal on the mistaken belief that there is “reason to believe that smart gun technology could be employed to make guns safer in the U.S. and that any engineering problems could be overcome if there was a market for the product.” Nothing could be further from the truth. As we explained in our opposition statements, smart gun technology is not commercially available today or reliable, and, in fact, could potentially cause more injuries, not less. If the opposite were true, it would be used extensively by law enforcement agencies since it was originally designed for that purpose. Not one law enforcement agency uses such technology. Moreover, as stated in our opposition statements, we do not invest in R&D for smart gun technology so there is nothing further to report. And the fact that there is no market for the product, as ISS concedes, should put the issue to rest. Why would any manufacturer invest significant capital to produce a product it can’t sell? It is remarkable that ISS is substituting its judgment for ours on what firearms we should develop, market, and sell to our customers.

Lastly, proponent proposes, and ISS supports, that we report on the corporate reputational and financial risks related to gun violence. As we explained in our opposition statements, that report already exists in great detail in our Annual Report on Form 10-K. In fact, we devote over 18 pages of text in our Annual Report to an in-depth discussion of the material risks we face as a firearms manufacturer. To suggest that our stockholders do not fully understand the corporate reputational and financial risks involved in investing in a firearms manufacturer is naïve and disingenuous at best.

The ISS Report also places undue reliance on faulty and misleading gun violence statistics. According to an August 2018 report issued by the Crime Prevention Research Center entitled “Concealed Carry Permit Holders Across the United States: 2018,” or the Concealed Carry Report, the number of concealed handgun permits has increased 273% since 2007 and now stands at 17.5 million. According to proponent, an increase in firearms correlates to increased gun violence. The increase has had the opposite effect. According to the Concealed Carry Report, the vast majority of peer reviewed academic research by criminologists and economists concludes that ownership of permitted concealed handguns reduces violent crime. The 25 states with the highest concealed handgun carry rates experienced significantly lower rates of murder and violent crime. A significant portion of our population believes that owning a firearm makes them safer. According to the Concealed Carry Report, in a poll conducted in 2014, Gallup found that 63% of Americans thought that owning a firearm made their home safer. A Rasmussen poll from June 2018 found that a 68-to-22 percent margin of Americans “feel safer in a neighborhood where guns are allowed.” Concealed handgun carry owners are extremely law abiding. According to the Concealed Carry Report, in Florida and Texas permit holders are convicted of misdemeanors and felonies at one-sixth the rate at which police officers are convicted and the statistics are similar in other states.

In recommending that proponent’s proposal warrants shareholder support, ISS is misguided in its belief that proponent has submitted its resolution for our company’s benefit and for the benefit of our stockholders. As reported in Institutional Investor on August 20, 2018, Coleen Scanlon, a co-sponsor of proponent’s proposal, readily admitted that organizations like proponent began purchasing shares of firearm manufacturers solely to become “activists” not because they thought it was a “good investment.” Proponent has purchased 200 shares of our stock to push an anti-firearms agenda designed to harm our company and our stockholders. The ISS Report either misses the obvious or, worse, chooses to ignore it. Proponent has no interest in safety, governance, or risk mitigation, but rather the disruption of the lawful sale of our products which will inevitably destroy value not create it. Political issues should be debated and decided in the federal and state legislatures not at the annual meeting of stockholders. For these reasons, ISS was mistaken in supporting proponent’s proposal.